Exhibit 99.1

  CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. ANNOUNCES THE ADOPTION OF A 10B5-1
            TRADING PLAN BY ITS PRESIDENT AND CHIEF EXECUTIVE OFFICER

    MATTOON, Ill., Dec. 18 /PRNewswire-FirstCall/ -- Consolidated
Communications Holdings, Inc. (Nasdaq: CNSL) today announced that Robert J. Currey, its President and Chief Executive Officer, has entered into a 10b5-1 trading plan. This plan was adopted in accordance with the company's Insider Trading Policy and its Code of Business Conduct and Ethics.

    Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce any market impact and avoid concerns about whether they had material, non-public information when they sold their stock. Any transactions made under these plans will be reported on Form 4 and Form 144 filings with the Securities and Exchange Commission.

    The plan was entered into on December 11, 2006. Subject to specified price limitations, it calls for sales totaling 30,000 shares between February 12, 2007 and December 31, 2007. The company previously announced an earlier 10b5-1 trading plan entered into by Mr. Currey. All of the shares covered by the previous plan were sold prior to entry into the current plan.

    About Consolidated

    Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing voice, data and video services to residential and business customers in Illinois and Texas. Each of the operating companies has been operating in their local markets for over 100 years. With approximately 236,000 local access lines, 49,000 DSL subscribers and 5,600 IPTV subscribers, Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, dial-up and high-speed Internet access, digital TV, carrier access services, and directory publishing. Consolidated Communications is the 16th largest local telephone company in the United States.

    Safe Harbor

    This release contains forward-looking statements regarding future events and the future performance of Consolidated Communications Holdings, Inc. that involve risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, economic conditions, customer demand, increased competition in the relevant market and others. Please see the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005, as well as the documents that we file from time to time with the Securities and Exchange Commission, which contain additional important factors that could cause our actual results to differ from our current expectations and from the forward-looking statements discussed in this press release. Because of these risks, uncertainties and assumptions, you should not place undue reliance on the forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Consolidated does not undertake any obligation to update or review any such forward-looking information, whether as a result of new information, future events or otherwise.

SOURCE  Consolidated Communications Holdings, Inc.
    -0-                             12/18/2006
    /CONTACT: Stephen Jones, Vice President - Investor Relations of Consolidated Communications Holdings, Inc., +1-217-258-9522, or investor.relations@consolidated.com , or Investor Relations, Kirsten Chapman of Lippert - Heilshorn & Associates, +1-415-433-3777, or kchapman@lhai.com /
    /Web site:  http://www.consolidated.com /
    (CNSL)